Exhibit 10.1

LIMITED PARTNERSHIP AGREEMENT

OF

URBAN EDGE PROPERTIES L.P.

Dated as of:  [•], 2015

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

“General Partner”	6
“General Partner Entity”	7
“General Partner Payment”	7
“General Partnership Interest”	7
“Immediate Family”	7
“Incapacity”	7
“Indemnitee”	7
“IRS”	8
“Limited Partner”	8
“Limited Partnership Interest”	8
“Liquidating Event”	8
“Liquidating Gains”	8
“Liquidating Losses”	8
“Liquidator”	8
“LTIP Units”	8
“Majority in Interest”	8
“Net Income”	8
“Net Loss”	8
“New Securities”	9
“Nonrecourse Built-in Gain”	9
“Nonrecourse Deductions”	9
“Nonrecourse Liability”	9
“Notice of Redemption”	9
“Partner”	9
“Partner Minimum Gain”	9
“Partner Nonrecourse Debt”	9
“Partner Nonrecourse Deductions”	9
“Partnership”	9
“Partnership Interest”	9
“Partnership Minimum Gain”	10
“Partnership Record Date”	10
“Partnership Unit” or “Unit”	10
“Partnership Year”	10
“Percentage Interest”	10
“Person”	10
“Predecessor Entity”	10
“Pro Rata Portion”	10
“Publicly Traded”	10
“Qualified REIT Subsidiary”	11
“Recapture Income”	11
“Redeeming Partner”	11
“Redemption Amount”	11
“Redemption Right”	11
“Regulations”	11
“REIT”	11
“REIT Expenses”	11

“REIT Requirements”		11
“Required Cash Payment”		12
“Safe Harbors”		12
“SEC”		12
“Securities Act”		12
“Share”		12
“Shares Amount”		12
“Specified Redemption Date”		12
“Stock Option Plan”		12
“Subsidiary”		12
“Substituted Limited Partner”		12
“Successor Entity”		12
“Tenant”		13
“Terminating Capital Transaction”		13
“Trading Days”		13
“Unit Equivalent”		13
“Valuation Date”		13
“Value”		13

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1	Organization	13
Section 2.2	Name	14
Section 2.3	Registered Office and Agent; Principal Office	14
Section 2.4	Power of Attorney	14
Section 2.5	Term	15
Section 2.6	Admission of Limited Partners	16

ARTICLE III
PURPOSE

Section 3.1	Purpose and Business	16
Section 3.2	Powers	16
Section 3.3	Representations and Warranties by the Parties	16
Section 3.4	Partnership Only for Purposes Specified	18

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES
OF PARTNERSHIP INTERESTS

Section 4.1	Capital Contributions of the Partners	18
Section 4.2	Issuances of Partnership Interests	19
Section 4.3	Contribution of Proceeds of Issuance of Securities by the General Partner	20
Section 4.4	No Preemptive Rights	21
Section 4.5	Other Contribution Provisions	21
Section 4.6	No Interest on Capital	21

v

EXHIBIT A

PARTNERS AND
PARTNERSHIP INTERESTS

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

EXHIBIT C

SPECIAL ALLOCATION RULES

EXHIBIT D

NOTICE OF REDEMPTION

EXHIBIT E

DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS,
LIMITATIONS AS TO DISTRIBUTIONS, QUALIFICATIONS AND TERMS
AND CONDITIONS OF REDEMPTION
OF THE
LTIP UNITS

EXHIBIT F

CONSTRUCTIVE OWNERSHIP DEFINITION

EXHIBIT G

SCHEDULE OF PARTNERS’ OWNERSHIP
WITH RESPECT TO TENANTS

LIMITED PARTNERSHIP AGREEMENT
OF
URBAN EDGE PROPERTIES L.P.

THIS LIMITED PARTNERSHIP AGREEMENT OF Urban Edge Properties L.P. (this “Agreement”), dated as of [•], 2015, is entered into by and among Urban Edge Properties, a Maryland real estate investment trust (the “General Partner”), as the general partner of and a limited partner in the Partnership, and the General Partner, on behalf of and as attorney in fact for each of the persons and entities identified on Exhibit A hereof as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided herein.

The parties hereto hereby agree to form the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

ARTICLE I
DEFINED TERMS

Section 1.1                                    Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner using such reasonable method of valuation as it may adopt.  Subject to Exhibit B hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.(1)

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is treated as obligated to restore to the Partnership pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations or is deemed to be obligated to restore pursuant to the penultimate sentences of

(1)                                 NTD: We may need to include a schedule like Exhibit E in the original VRLP agreement (specifying the value of each contributed property) for the RD Management properties.

Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.

“Affiliate” means, (a) respect to any individual Person, any member of the Immediate Family of such Person or a trust established for the benefit of such member, or (b) with respect to any Person who is not an individual, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above.  For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreed Value” means (i) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Limited Partnership Agreement, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Bankruptcy” with respect to any Person shall be deemed to have occurred when (a) the Person commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Person is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Person, (c) the Person executes and delivers a general assignment for the benefit of the Person’s creditors, (d) the Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Person in any proceeding of the nature described in clause (b) above, (e) the Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Person or for all or any substantial part of the Person’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Person’s consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B hereof and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained, with respect to each such Contributed Property or Adjusted Property, strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1, 4.2 or 4.3 hereof.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property; and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

“Certificate” means the Certificate of Limited Partnership of the Partnership as filed in the office of the Delaware Secretary of State on July 11, 2014, as amended and/or restated from time to time in accordance with the terms hereof and the Act.

 “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Partnership Unit” means any Partnership Unit other than any series of units of limited partnership interest issued in the future and designated as preferred or otherwise different from the Common Partnership Units, including, but not limited to, with respect to the payment of distributions, including distributions upon liquidation.

“Common Partnership Unit Economic Balance” has the meaning set forth in Section 6.1.E hereof.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Constructive Ownership” and “Constructively Own” mean ownership under the constructive ownership rules described in Exhibit F.

 “Contributed Property” means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit B hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means, as of the date of this Agreement, 1.0; provided that in the event that (x) the General Partner Entity (i) declares (and the applicable record date has passed or will have passed before a redeeming Partner would receive cash or common Shares in respect of the Partnership Units being redeemed) or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides or reclassifies its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, and (y) in connection with any such event described in clauses (i), (ii) or (iii) above does not cause the Partnership to make a comparable distribution of additional Units to all holders of the Partnership’s outstanding Common Partnership Units (and to all holders of Units of any other class issued by the Partnership after the date hereof which are, by their terms, redeemable for cash or, at the General Partner’s election, common Shares as set forth in Section 8.6), or a subdivision or combination of the Partnership’s outstanding Common Partnership Units (and of all Units of any other class issued by the Partnership after the date hereof which are, by their terms, redeemable for cash or, at the General Partner’s election, common Shares as set forth in Section 8.6) in any such case so that the number of Common Partnership Units held by the General Partner after such distribution, subdivision or combination is equal to the number of the General Partner’s then-outstanding Shares, then upon completion of such declaration, subdivision or combination the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that in case the General Partner Entity (w) shall issue rights or warrants to all holders of Shares entitling them to subscribe for or purchase Shares at a price per share less than the daily market price per Share on the date fixed for the determination of shareholders entitled to receive such rights or warrants, (x) shall not issue similar rights or warrants to all holders of Partnership Units entitling them to subscribe for or purchase Shares or Partnership Units at a comparable price (determined, in the case of Partnership Units, by reference to the Conversion Factor), and (y) cannot issue such rights or warrants to a Redeeming Partner as required by the definition of “Shares” set forth in this Article I, then the Conversion Factor in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Factor by a fraction of which the numerator shall be the number of Shares outstanding at the close of business on the date fixed for such determination plus the number of Shares so offered for subscription or purchase, and of which the denominator shall be the number of Shares outstanding at the close of business on the date fixed for such determination plus the number of Shares which the aggregate offering price of the total number of Shares so offered for subscription would purchase at such daily market price per share, such increase of the Conversion Factor to become effective immediately after the opening of business on the day following the date fixed for such determination; and provided further that in the event that an entity shall cease to be the General Partner Entity (the “Predecessor Entity”) and another entity shall become the General Partner Entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the time immediately prior to when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date.  (For purposes of the second proviso in the preceding sentence, in the event that any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).)  Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for the event giving rise thereto; it being intended that (x) adjustments to the Conversion Factor are to be made in order to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

“Convertible Funding Debt” has the meaning set forth in Section 7.5.D hereof.

“Covered Person” has the meaning set forth in Section 7.8.A hereof.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with GAAP, should be capitalized.

“Declaration of Trust” means the Declaration of Trust or other similar organizational document governing the General Partner, as amended, supplemented or restated from time to time.

“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Economic Capital Account Balance” has the meaning set forth in Section 6.1.E hereof.

 “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System or any successor system for filing information, documents or reports with the SEC.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or Title of ERISA shall be deemed to include a reference to any corresponding provision of future law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“final adjustment” shall have the meaning set forth in Section 10.3.B.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner for the purpose of providing funds to the Partnership.

“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means Urban Edge Properties, a Maryland real estate investment trust, or any Person who becomes a successor general partner of the Partnership.

“General Partner Entity” means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the shares of common stock (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term “General Partner Entity” shall refer to such entity whose shares of common stock (or other comparable equity securities) are Publicly Traded.  If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term “General Partner Entity” shall mean the General Partner.

“General Partner Payment” has the meaning set forth in Section 15.13 hereof.

“General Partnership Interest” means a Partnership Interest held by the General Partner in its capacity as general partner of the Partnership.  A General Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units..

“Immediate Family” means, with respect to any natural Person, such natural Person’s spouse, parents, descendants, nephews, nieces, brothers and sisters.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of such partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the Bankruptcy of such Partner.

“Indemnitee” means (i) any Person made a party to a proceeding or threatened with being made a party to a proceeding by reason of (A) his or its status as the General Partner, or as a trustee, director, officer, shareholder, partner, member, employee, representative or agent of the General Partner or as an officer, employee, representative or agent of the Partnership; (B) his or its status as a Limited Partner; (C) his or its status as a trustee, director or officer of any Subsidiary or other entity in which the Partnership owns an equity interest or any Subsidiary or other entity in which the General Partner owns an equity interest (so long as the General Partner’s ownership of an interest in such entity is not prohibited by Section 7.5.A) or for which the General Partner, acting on behalf of the Partnership, requests the trustee, director, officer or shareholder to serve as a director, officer, trustee or agent, including serving as a trustee of an employee benefit plan; or (D) his or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Limited Partner” means any Person named as a Limited Partner of the Partnership in Exhibit A attached hereof, as such Exhibit may be amended and restated from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partnership Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A Limited Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Liquidating Gains” has the meaning set forth in Section 6.1.E hereof.

“Liquidating Losses” has the meaning set forth in Section 6.1.E hereof.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

“LTIP Units” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Exhibit E hereof. The allocation of LTIP Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

“Majority in Interest” means Partners who hold more than fifty percent (50%) of the outstanding Common Partnership Units; provided, however, with respect to any matter to be voted on by the Partners, there shall be included in both the numerator and the denominator of the computation all (x) preferred Partnership Units of any class or series and (y) any other class or series of Partnership Units which, in each case, are expressly entitled to vote thereon pursuant to the terms of such Partnership Unit or this Agreement.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B hereof.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C hereof, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without taking such item into account.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit B hereof.  If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C hereof, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without taking such item into account.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of beneficial interest (or other comparable equity interest) of the General Partner, excluding grants under any Stock Option Plan, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Built-in Gain” has the meaning set forth in Regulations Section 1.752-3(a)(2).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means a Notice of Redemption substantially in the form of Exhibit D attached hereto.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership heretofore formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Interest” means a Limited Partnership Interest or the General Partnership Interest, as the context requires, and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.  A

Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner either (i) for the making of any distribution pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution received by the General Partner if the shares of common stock (or comparable equity interests) of the General Partner Entity are Publicly Traded, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2 hereof.

“Partnership Unit” or “Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, and includes Common Partnership Units, LTIP Units and any other classes or series of Partnership Units established after the date hereof.  The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A hereof, as such Exhibit may be amended and restated from time to time.  The ownership of Partnership Units shall be evidenced by such form of certificate for Partnership Units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

“Partnership Year” means the fiscal year of the Partnership.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the total number of Common Partnership Units (and LTIP Units, other than to the extent provided in the applicable LTIP Unit designation) owned by such Partner by the total number of Common Partnership Units (and LTIP Units, other than to the extent provided in any applicable LTIP Unit designation) then outstanding as specified in Exhibit A attached hereto, as such exhibit may be amended and restated from time to time.

 “Person” means an individual or a real estate investment trust, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

“Predecessor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Pro Rata Portion” has the meaning set forth in Section 8.6.A hereof.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

“Qualified REIT Subsidiary” means any Subsidiary of the General Partner that is a “qualified REIT subsidiary” within the meaning Section 856(i) of the Code.  Except as otherwise specifically provided herein, a Qualified REIT Subsidiary of the General Partner that holds as its only assets direct and/or indirect interests in the Partnership will not be treated as an entity separate from the General Partner.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6.A hereof.

“Redemption Amount” means either the Cash Amount or the Shares Amount, as determined by the General Partner in its sole and absolute discretion.  A Redeeming Partner shall have no right, without the General Partner’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

“Redemption Right” has the meaning set forth in Section 8.6.A hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Expenses” shall mean (i) costs and expenses relating to the continuity of existence of the General Partner and any Person in which the General Partner owns an equity interest, to the extent not prohibited by Section 7.5.A, other than the Partnership (which Persons shall, for purposes of this definition, be included within the definition of “General Partner”), including taxes, fees and assessments associated therewith (other than federal, state or local income taxes imposed upon the General Partner as a result of the General Partner’s failure to distribute to its shareholders an amount equal to its taxable income), any and all costs, expenses or fees payable to any trustee or director of the General Partner or such Persons, (ii) costs and expenses relating to any offer or registration of securities by the General Partner (the proceeds of which will be contributed or advanced to the Partnership) and all statements, reports, fees and expenses incidental thereto, (iii) costs and expenses associated with the preparation and filing of any periodic reports by the General Partner under federal, state or local laws or regulations, including filings with the SEC, (iv) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, including the SEC, and (v) all other operating or administrative costs of the General Partner incurred in the ordinary course of its business; provided, however, that any of the foregoing expenses that are determined by the General Partner to be expenses relating to the ownership and operation of, or for the benefit of, the Partnership shall be treated as reimbursable expenses under Section 7.4.B hereof rather than as “REIT Expenses”.

“REIT Requirements” has the meaning set forth in Section 5.1.A hereof.

“Required Cash Payment” has the meaning set forth in Section 8.6.A hereof.

“Safe Harbors” has the meaning set forth in Section 11.6.F hereof.

“SEC”  means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share” means a share of beneficial interest (or other comparable equity interest) of the General Partner Entity.  Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity).  In the event that there is more than one class or series of Shares, the term “Shares” shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made.  When used with reference to Common Partnership Units, the term “Shares” refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

“Shares Amount” means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided, that in the event the General Partner Entity issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the “rights”), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner of a Notice of Redemption; provided, that if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the General Partner of a Notice of Redemption.

“Stock Option Plan” means any share or stock incentive plan or similar compensation arrangement of the General Partner, the Partnership or any Affiliate of the Partnership or the General Partner, as the context may require.

“Subsidiary” means, with respect to any Person, any real estate investment trust, corporation, partnership, limited liability company or other entity of which a majority of (i) the voting power of the voting equity securities; or (ii) the outstanding equity interests, is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4 hereof.

“Successor Entity” has the meaning set forth in the definition of “Conversion Factor” herein.

“Tenant” means any tenant from which the General Partner derives rent either directly or indirectly through partnerships or limited liability companies, including the Partnership, or through any Qualified REIT Subsidiary.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Trading Days” means days on which the primary trading market for Shares, if any, is open for trading.

“Unit Equivalent” has the meaning set forth in Section 8.6.A hereof.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a Share, the average of the daily market price for the ten (10) consecutive Trading Days immediately preceding the Valuation Date. The daily market price for each such Trading Day shall be: (i) if the Shares are listed or admitted to trading on any national securities exchange or the NASDAQ National Market, the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the Shares are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the Shares are not listed or admitted to trading on any national securities exchange or the NASDAQ National Market and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the Shares Amount includes rights that a holder of Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1                                    Organization.

The Partnership is a limited partnership under and pursuant to the Act and upon the terms and conditions set forth herein.  The Partners hereby form the Partnership pursuant to and in accordance with the Act.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.  The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2                                    Name.

The name of the Partnership is Urban Edge Properties L.P.  The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires.  The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3                                    Registered Office and Agent; Principal Office.

The address of the registered office of the Partnership in the State of Delaware shall be located at [•], and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be [•].  The principal office of the Partnership shall be Urban Edge Properties L.P., 888 Seventh Avenue, New York, New York 10019, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4                                    Power of Attorney.

A.                                    General.  Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1)                                 execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interest; and

(2)                                 execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

B.                                    Irrevocable Nature.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives.  Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney.  Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5                                    Term.

The term of the Partnership commenced on the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until December 31, 2114 (as such date may be extended by the General Partner in its sole discretion), unless it is dissolved sooner pursuant to the provisions of Article XIII hereof or as otherwise provided by law.

Section 2.6                                    Admission of Limited Partners.

On the date hereof, and upon the execution of this Agreement or a counterpart of this Agreement, each of the Persons identified as a limited partner of the Partnership on Exhibit A to this Agreement is hereby admitted to the Partnership as a limited partner of the Partnership.

ARTICLE III
PURPOSE

Section 3.1                                    Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner Entity (or the General Partner, as applicable) at all times to qualify as a REIT, unless the General Partner Entity (or the General Partner, as applicable) ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership or voluntarily revokes its election to be a REIT; (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged, directly or indirectly, in any of the foregoing; and (iii) to do anything necessary, convenient or incidental to the foregoing.

Section 3.2                                    Powers.

The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Partnership by the General Partner pursuant to this Agreement including, without limitation, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or omit to take, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner Entity (or the General Partner, as applicable) to qualify and continue to qualify as a REIT, (ii) could subject the General Partner Entity (or the General Partner, as applicable) to any additional taxes under Section 857 or Section 4981 of the Code or any other related or successor provision of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner Entity (or the General Partner, if different) its securities or the Partnership, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

Section 3.3                                    Representations and Warranties by the Parties.

A.                                    Each Partner that is an individual represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this

Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

B.                                    Each Partner that is not an individual represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, director(s) and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, declaration of trust, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

C.                                    Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

D.                                    Each Partner further represents, warrants, covenants and agrees as follows.

(1)                                 Upon request of the General Partner, it will promptly disclose to the General Partner the amount of Shares or other capital shares of the General Partner that it actually owns or Constructively Owns; and

(2)                                 Without the consent of the General Partner, which may be given or withheld in its sole discretion, no Partner shall take any action that would cause the Partnership at any time to have more than 100 partners (including as partners those Persons indirectly owning an interest in the Partnership through a partnership, limited liability company, S corporation or grantor trust (such entity, a “flow through entity”), but only if substantially all of the value of such person’s interest in the flow through entity is attributable to the flow through entity’s interest (direct or indirect) in the Partnership).

E.                                     The representations and warranties contained in this Section 3.3 shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding up of the Partnership.

F.                                      Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied

Section 3.4                                    Partnership Only for Purposes Specified.

The Partnership shall be a partnership only for the purposes specified in Section 3.1 above, and this Agreement shall not be deemed to create a partnership among the Partners with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 above.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ISSUANCES
OF PARTNERSHIP INTERESTS

Section 4.1                                    Capital Contributions of the Partners.

A.                                    Capital Contributions.  At the time of their respective execution of this Agreement, the Partners shall make or shall have made Capital Contributions as set forth in Exhibit A to this Agreement. The Partners shall own Partnership Units of the class or series and in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership which shall be set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest. Except as provided in Sections 4.2, 7.5 and 10.5, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Each Limited Partner that contributes any Contributed Property shall promptly provide the General Partner with any information regarding such Contributed Property that is requested by the General Partner, including for Partnership tax return reporting purposes. Cash Capital Contributions by the General Partner will be deemed to equal the cash contributed by the General Partner plus (a) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner, the offering costs attributable to the cash contributed to the Partnership, and (b) in the case of Partnership Units issued pursuant to Section 7.5.C hereof, an amount equal to the difference between the Value of the Shares sold pursuant to any Stock Option Plan and the net proceeds of such sale.

B.                                    General Partnership Interest.  A number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding Partnership Units shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest.  All other Partnership Units held by the General Partner shall be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership.

C.                                    Capital Contributions By Merger.  To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Limited Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in Exhibit A, as amended to reflect such deemed Capital Contributions.

Section 4.2                                    Issuances of Partnership Interests.

A.                                    General.  The General Partner is hereby authorized, without the need for any vote or approval of any Partner or any other Person who may hold Partnership Units or Partnership Interests, to cause the Partnership from time to time to issue to any existing Partner (including the General Partner) or to any other Person, and to admit such Person as a limited partner in the Partnership, Partnership Units (including, without limitation, Common Partnership Units and preferred Partnership Units), in each case in exchange for the contribution by such Person of property or other assets, in one or more classes, or in one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that, no such Partnership Units shall be issued (x) to the General Partner unless either (a)(1) the additional Partnership Interests are issued in connection with an issuance of Shares or other securities by the General Partner, which securities have designations, preferences and other rights such that the economic interests attributable to such securities are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.2.A, and (2) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds, if any, raised in connection with such issuance, (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class, or (c) the additional Partnership Interests are issued in connection with a contribution of property to the Partnership by the General Partner. In addition, the General Partner may acquire Units from other Partners pursuant to this Agreement. In the event that the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.5, Section 6.2 and Section 8.6 hereof) as it deems necessary to reflect the issuance of such additional Partnership Interests.

B.                                    Issuances of Shares.  In accordance with, and subject to the terms of Section 4.3 hereof, the General Partner shall not issue any Shares (other than Shares issued pursuant to Section 8.6 or pursuant to a dividend or distribution (including any share split)), other equity securities of the General Partner, New Securities or Convertible Funding Debt other than to all holders of Shares unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be; and (ii) the General Partner contributes to the Partnership the proceeds, if any, from the issuance of such Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and, if applicable, from the exercise of rights contained in such Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be. Without limiting the foregoing, the General Partner is expressly authorized to issue Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to an employee share purchase plan providing for employee purchases of Shares at a discount from fair market value or employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise, or in order to comply with the REIT share ownership requirements set forth in Section 856(a)(5) of the Code); and (y) the General Partner contributes all proceeds from such issuance and exercise to the Partnership.

C.                                    Classes of Partnership Units.  Subject to Section 4.2.A above, the Partnership shall have one class of Common Partnership Units entitled “Common Partnership Units” which shall be issued to the General Partner in respect of its General Partnership Interest and in respect of its Limited Partnership Interest. The General Partner may, in its sole and absolute discretion, issue to newly admitted Partners Common Partnership Units or Partnership Units of any other class established by the Partnership in accordance with Section 4.2.A in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or any other assets or consideration; provided that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Common Partnership Unit unless the context clearly requires otherwise.

D.                                    Issuance of LTIP Units.  The Partnership shall be authorized to issue Partnership Units of a series designated as “LTIP Units.”  From time to time the General Partner may issue LTIP Units to Persons providing services to or for the benefit of the Partnership. LTIP Units are intended to qualify as profits interests in the Partnership and for the avoidance of doubt, the provisions of Section 4.5 shall not apply to the issuance of LTIP Units.  LTIP Units shall have the terms set forth in Exhibit E attached hereto and made part hereof.

Section 4.3                                    Contribution of Proceeds of Issuance of Securities by the General Partner.

In connection with any primary offering by the General Partner of its Shares and any other issuance of Shares, other equity securities of the General Partner, New Securities or Convertible Funding Debt pursuant to Section 4.2, the General Partner shall contribute to the

Partnership any proceeds (or a portion thereof) raised in connection with such issuance in exchange for Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Shares, other equity securities of the General Partner, New Securities or Convertible Funding Debt contributed to the Partnership; provided, that, in each case, if the proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner (which discount and expense shall be treated as an expense for the benefit of the Partnership in accordance with Section 7.4). In the case of employee purchases of New Securities at a discount from fair market value, the amount of such discount representing compensation to the employee, as determined by the General Partner, shall be treated as an expense of the issuance of such New Securities.

Section 4.4                                    No Preemptive Rights.

Except to the extent expressly granted by the General Partner (on behalf of the Partnership) pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units.

Section 4.5                                    Other Contribution Provisions.

In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash for the fair market value of such services, and the Partner had contributed such cash to the capital of the Partnership.

Section 4.6                                    No Interest on Capital.

No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

ARTICLE V
DISTRIBUTIONS

Section 5.1                                    Requirement and Characterization of Distributions.

A.                                    General.  The General Partner shall have the exclusive right and authority to declare and cause the Partnership to make distributions as and when the General Partner deems appropriate or desirable in its sole discretion.  Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution for such quarter or shorter period with respect to a Share for which such Partnership Unit has been redeemed or exchanged.  Unless otherwise expressly provided for herein or in an agreement at the time a new class of Partnership Interests is created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest.  For so long as the General Partner elects to qualify as a REIT, the General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity or the General Partner (as applicable) as a REIT, to make distributions to the Partners in amounts such that the General Partner will receive amounts sufficient to enable the General Partner Entity or the General Partner (as applicable) to pay shareholder dividends that will (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the “REIT Requirements”) and (2) avoid any federal income or excise tax liability for the General Partner Entity or the General Partner (as applicable).

B.                                    Method.  When, as and if declared by the General Partner, the Partnership will make distributions to the General Partner in any amount necessary to enable the General Partner to pay REIT Expenses, and thereafter to holders of Partnership Units in proportion to their respective Percentage Interests.

In making distributions pursuant to this Section 5.1.B, the General Partner shall take into account the provisions of Paragraph 2 of Exhibit E to this Agreement.

Section 5.2                                    Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the Partners or Assignees shall be treated as amounts distributed to the Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3                                    Distributions Upon Liquidation.

Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4                                    Restricted Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

Section 5.5                                    Revisions to Reflect Issuance of Additional Partnership Interests.

If the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V as it deems necessary to reflect the issuance of such additional Partnership Interests.

ARTICLE VI
ALLOCATIONS

Section 6.1                                    Allocations For Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A.                                    Net Income.  After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Income shall be allocated (i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to the last sentence of Section 6.1.B below exceed Net Income previously allocated to the General Partner pursuant to this clause (i) of Section 6.1.A; (ii) second, to all holders of Partnership Units in proportion to their respective Percentage Interests.

B.                                    Net Losses.  After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated to all holders of Partnership Units in proportion to their respective Percentage Interests; provided that, Net Losses shall not be allocated to any Limited Partner pursuant to this Section 6.1.B to the extent that such allocation would cause such Limited Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such taxable year (or portion thereof).  All Net Losses in excess of the limitations set forth in this Section 6.1.B shall be allocated to the General Partner.

C.                                    Allocation of Nonrecourse Debt.  For purposes of Regulations Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with any permissible method determined by the General Partner.

D.                                    Recapture Income.  Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C hereof, be characterized as Recapture Income, as required by Regulations Section 1.1245-1(e).

E.                                     Special Allocations with Respect to LTIP Units. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereof, and notwithstanding the provisions of Section 6.1.B above, any Liquidating Gains shall first be allocated to the holders of LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Partnership Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. After giving effect to the special allocations set forth in Section 1 of Exhibit C hereof, and notwithstanding the provisions of Sections 6.1.A and 6.1.B above, in the event that, due to distributions with respect to Common Partnership Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceeds the target balance specified above, then Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity. In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 6.1.E, Net Income allocable under Section 6.1.A and any Net Losses shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated. For this purpose, “Liquidating Gains” means any net capital gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B of this Agreement. Similarly, “Liquidating Losses” means any net capital loss realized in connection with any such event. The “Economic Capital Account Balances” of the holders of LTIP Units will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units. Similarly, the “Common Partnership Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Partnership Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.1.E, divided by (ii) the number of the General Partner’s Common Partnership Units. Any such allocations shall be made among the holders of LTIP Units in proportion to the amounts required to be allocated to each under this Section 6.1.E. The parties agree that the intent of this Section 6.1.E is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s Common Partnership Units (on a per-unit basis), but only if the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the relevant LTIP Unit.

F.                                      Allocations to Ensure Intended Results. Recognizing the complexity of the allocations pursuant to this Article VI, the General Partner is authorized to modify these allocations (including by making allocations of gross items of income, gain, loss or deduction rather than allocations of net items) to ensure that they achieve the intended results, to the extent permitted by Section 704(b) of the Code and the Regulations thereunder.

Section 6.2                                    Revisions to Allocations to Reflect Issuance of Additional Partnership Interests.

If the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI as it deems necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

ARTICLE VII
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1                                    Management.

A.                                    Powers of General Partner.  Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership.  The General Partner may not be removed by the Limited Partners with or without cause.  In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Sections 7.3 and 7.6.A hereof, shall have full power and authority to do all things deemed necessary, desirable or convenient by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1)                                 the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts will permit the General Partner Entity or the General Partner (as applicable) (as long as the General Partner Entity or the General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity or the General Partner (as applicable) to satisfy the REIT Requirements), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations the General Partner deems necessary or desirable for the conduct of the activities of the Partnership;

(2)                                 the making of tax, regulatory and other filings or elections, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)                                 the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4)                                 the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the General Partner or any of the Partnership’s or the General Partner’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5)                                 the management, operation, leasing, landscaping, repair, alteration, demolition, disposition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6)                                 the negotiation, execution, delivery and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary or convenient to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, contracting with consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7)                                 the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(8)                                 holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9)                                 the collection and receipt of revenues and income of the Partnership;

(10)                          the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers with titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(11)                          the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(12)                          the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, real estate investment trusts, corporations, entities that are treated as REITs, “taxable REIT subsidiaries” or as foreign corporations for federal income tax purposes, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property or the making of loans to, its or the General Partner’s Subsidiaries and any other Person in which it has an equity investment from time to time or the incurrence of indebtedness on behalf of such Persons or the guarantee of obligations of such Persons and the making of any tax, regulatory or other filing or election with respect to any of the foregoing Persons); provided, that as long as the General Partner has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

(13)                          the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurrence of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14)                          the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15)                          the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(16)                          the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(17)                          the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(18)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(19)                          the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(20)                          the making, execution, delivery and performance of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary, appropriate or convenient, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(21)                          the issuance of additional Partnership Units and other partnership interests, as appropriate, in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article IV hereof;

(22)                          the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner’s exercise of its Redemption Right under Section 8.6 hereof;

(23)                          the amendment and restatement of Exhibit A hereof to reflect at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A hereof otherwise is authorized by this Agreement;

(24)                          the approval and/or implementation of any merger (including a triangular merger), consolidation or other combination between the Partnership and another person that is not prohibited under this Agreement, whether with or without Consent; the terms of Section 17-211(g) of the Act shall be applicable such that the General Partner shall have the right to effect any amendment to this Agreement or effect the adoption of a new partnership agreement for a limited partnership if it is the surviving or resulting limited partnership on the merger or consolidation (except as may be expressly prohibited under Section 14.1.C, Section 14.1.D or Section 14.1.F);

(25)                          the taking of any action necessary or appropriate to enable the General Partner to qualify as a REIT; and

(26)                          the taking of any and all actions necessary or desirable in furtherance of, in connection with or incidental to the foregoing.

B.                                    No Approval by Limited Partners.  Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law, rule or regulation.  The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C.                                    Insurance.  At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership, (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

D.                                    Working Capital and Other Reserves.  At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon.

E.                                     No Obligations to Consider Tax Consequences of Limited Partners.  In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it.  The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax or other tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement and in accordance with the terms of Section 7.3.

Section 7.2                                    Certificate of Limited Partnership.

The General Partner has filed the Certificate with the Secretary of State of the State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate or convenient, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto or restatement thereof to any Limited Partner.

Section 7.3                                    Restrictions on General Partner Authority.

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act.

Section 7.4                                    Reimbursement of the General Partner.

A.                                    No Compensation.  Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B.                                    Responsibility for Partnership Expenses.  The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s organization, the ownership of its assets and its operations.  The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs relating to the ownership and operation of the Partnership’s assets, or for the benefit of the Partnership, including, without limitation, all expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any regulatory body, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees and any and all salaries, compensation and expenses of officers and employees of the General Partner; provided that (x), the amount of any such reimbursement shall be reduced by (i) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it as permitted in Section 7.5.A below and (ii) any amount derived by the General Partner from any investments permitted in Section 7.5.A below and (y) REIT Expenses shall not be treated as Partnership expenses for purposes of this Section 7.4.B.  The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership.  If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable.  Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to Section 10.3.C hereof and as a result of indemnification pursuant to Section 7.7 below.  All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

C.                                    Partnership Interest Issuance Expenses.  The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of additional Partnership Interests, Debt of the Partnership or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV hereof (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

D.                                    Purchases of Shares by the General Partner.  In the event that the General Partner shall elect to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any distribution reinvestment program adopted by the General Partner, any employee share purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future, the purchase price paid by the General Partner for such Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered REIT Expenses and shall be reimbursed to the General Partner, subject to the conditions that:  (i) if such Shares subsequently are to be sold by the General Partner, the General Partner pays to the Partnership any proceeds received by the General Partner for such Shares (which sales proceeds shall include the amount of distributions reinvested under any distribution reinvestment or similar program; provided that a transfer of Shares for Partnership Units pursuant to Section 8.6 hereof would not be considered a sale for such purposes); and (ii) if such Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units of the appropriate class (rounded to the nearest whole Partnership Unit) held by the General Partner equal to the product attained by multiplying the number of such Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor in effect on the date of such cancellation (in which case such reimbursement shall be treated as a distribution in redemption of Partnership Units held by the General Partner).

Section 7.5                                    Outside Activities of the General Partner.

A.                                    General.  The General Partner shall not directly or indirectly enter into or conduct any material business other than in connection with the ownership, acquisition and disposition of Partnership Interests and the management of the business of the Partnership, and such activities as are incidental thereto. The General Partner and any Affiliates of the General Partner may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

B.                                    Forfeiture of Shares.  In the event the Partnership or the General Partner acquires Shares as a result of the forfeiture of such Shares under a restricted or similar share plan, then the General Partner shall cause the Partnership to cancel that number of Partnership Units of the appropriate class equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

C.                                    Stock Option Plan.  If at any time or from time to time, the General Partner sells Shares pursuant to any Stock Option Plan, the General Partner shall transfer the net proceeds of the sale of such Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Partnership Units equal to the number of Shares so sold divided by the Conversion Factor.

D.                                    Funding Debt.  The General Partner may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities (“Convertible Funding Debt”), subject to the condition that the General Partner lends to the Partnership the net proceeds of such Funding Debt; provided, that Convertible Funding Debt shall be issued pursuant to Section 4.2.B above; and, provided, further, that the General Partner shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner’s ability to remain qualified as a REIT.  If the General Partner enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as are applicable with respect to or incurred in connection with such Funding Debt.

Section 7.6                                    Transactions with Affiliates.

A.                                    The Partnership may lend or contribute funds or other assets to its or the General Partner’s Subsidiaries or other Persons in which it or the General Partner has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person

B.                                    Except as provided in Section 7.5, the Partnership may transfer assets to joint ventures, other partnerships, limited liability companies, real estate investment trusts, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C.                                    Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

D.                                    The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt, on behalf of the Partnership, employee benefit plans, share option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner or any Subsidiaries of the Partnership.

E.                                     The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, and without the approval of the Limited Partners, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable

Section 7.7                                    Indemnification.

A.                                    General.  To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the General Partner as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such Indemnitee acted in bad faith, or with gross negligence or willful misconduct. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B.                                    Advancement of Expenses.  Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding, upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.                                    No Limitation of Rights.  The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D.                                    Insurance.  The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E.                                     Benefit Plan Fiduciary.  For purposes of this Section 7.7, (i) the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, (ii) excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7 and (iii) actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F.                                      No Personal Liability for Limited Partners.  In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G.                                    Interested Transactions.  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H.                                   Benefit.  The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.  Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I.                                        Indemnification Payments Not Distributions.  If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.8                                    Liability of the General Partner.

A.                                    General.  Notwithstanding anything to the contrary set forth in this Agreement, none of the General Partner, its Affiliates, or any of their respective officers, trustees, directors, shareholders, partners, members, employees, representatives or agents or any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Covered Person’s conduct did not constitute bad faith, gross negligence or willful misconduct.

B.                                    No Obligation to Consider Separate Interests of Limited Partners or Shareholders.  The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the Limited Partners and the shareholders of the General Partner collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees or to such shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the shareholders of the General Partner on the one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the shareholders of the General Partner or the Limited Partners; provided, however, that any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either the shareholders of the General Partner or the Limited Partners shall be resolved in favor of the shareholders of the General Partner. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

C.                                    Actions of Agents.  Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees and agents.  The General Partner shall not be responsible for any misconduct or negligence on the part of any such employee or agent appointed by the General Partner in good faith.

D.                                    Effect of Amendment.  Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Covered Person’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E.                                     Good Faith Reliance on Agreement.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

F.                                      General Partner’s Discretion.  Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” or under a similar grant of authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires and may consider its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein.

Section 7.9                                    Other Matters Concerning the General Partner.

A.                                    Reliance on Documents.  The General Partner may rely and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.                                    Reliance on Advisors.  The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

C.                                    Action Through Agents.  The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact.  Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D.                                    Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity or the General Partner (as applicable).  Notwithstanding any other provisions of this Agreement (other than the limitations on the General Partner’s authority set forth in Sections 7.3, 7.5 and 7.6.A) or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity or the General Partner (as applicable) to continue to satisfy the REIT Requirements or (ii) to avoid the General Partner Entity or the General Partner (as applicable) incurring any taxes under Section 337(d), 857, 1374 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10                             Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine in its sole and absolute discretion, including Affiliates of the General Partner.  The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11                             Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement (other than the limitations on the General Partner’s authority set forth in Sections 7.3, 7.5 and 7.6.A), any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing.  In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.12                             Loans by Third Parties.

The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate; provided, that the Partnership shall not incur any Debt that is recourse to the General Partner unless, and then only to the extent that, the General Partner has expressly agreed.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1                                    Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2                                    Management of Business.

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, trustee, director, member, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  The transaction of any such business by the General Partner, any of its Affiliates or any officer, trustee, director, member, employee, partner or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3                                    Outside Activities of Limited Partners.

Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the General Partner) and any officer, trustee, director, member, employee, agent, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership.  Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.  None of the Limited Partners (other than the General Partner) nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4                                    Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit C hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5                                    Rights of Limited Partners Relating to the Partnership.

A.                                    General.  In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D below, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1)                                 to obtain a copy of the most recent annual and quarterly reports prepared by the General Partner Entity and distributed to shareholders, including annual and quarterly reports filed with the SEC by the General Partner Entity pursuant to the Exchange Act;

(2)                                 to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3)                                 to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4)                                 to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5)                                 to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B.                                    Notice of Conversion Factor.  The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor.

C.                                    Notice of Extraordinary Transaction of the General Partner Entity.  The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), a sale of all or substantially all of its assets or any other similar extraordinary transaction without notifying the Limited Partners of its intention to make such distribution or effect such merger, sale or other extraordinary transaction not later than the time, if any, at which the General Partner is required to provide notice of such transaction to its shareholders.  This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement.  Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether or not to exercise the Redemption Right; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement.

D.                                    Confidentiality.  Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business; or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 8.6                                    Redemption Right.

A.                                    General.  (i) Subject to Sections 8.6B and 8.6.C hereof and on or after the date one (1) year after [•], 2015 (or, if later than [•], 2015, the date of the issuance of a Partnership Unit to a Limited Partner pursuant to Article IV hereof), which one-year period shall commence upon the issuance of such Partnership Unit regardless of whether such Partnership Unit is designated upon issuance as a Common Partnership Unit or otherwise, or on or after such date prior to the expiration of such one-year period as the General Partner, in its sole and absolute discretion, designates with respect to any or all Partnership Units then outstanding, the holder of a Partnership Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Partnership Units (provided that such Partnership Units constitute Common Partnership Units) held by such Limited Partner at a redemption price per Unit equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the General Partner elects to purchase the Partnership Units subject to the Notice of Redemption pursuant to Section 8.6.B. A Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Partnership Units at any one time or, if such Limited Partner holds less than one thousand (1,000) Partnership Units, all of the Partnership Units held by such Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date unless the record date for such distribution was a date prior to the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner. Any Partnership Units redeemed by the Partnership pursuant to this Section 8.6.A shall be cancelled upon such redemption.

(ii)                                  Notwithstanding the terms of Section 8.6.A(i) or anything else in this Agreement to the contrary, if there shall have been a merger or consolidation of the General Partner, or a sale or all or substantially all of the assets of the General Partner as an entirety, and in either case, in connection therewith, the shareholders of the General Partner are obligated to accept cash and/or debt obligations in full or partial consideration for their Shares, then the portion of the Redemption Amount per Partnership Unit that corresponds to the portion of Value of the total consideration receivable for one Share multiplied by the Conversion Factor (a “Unit Equivalent”) that is required to be accepted in cash and/or debt obligations shall thereafter be an amount of cash equal to the sum of (i) the cash payable for a Unit Equivalent on the date of the closing of such merger, consolidation or sale and (ii) the Value on the date of the closing of such merger, consolidation, or sale of the debt obligations to be received with respect to a Unit Equivalent, adjusted as set forth below (this amount of cash is referred to as the “Required Cash Payment”) (the percentage that the Required Cash Payment represents of the total Redemption Amount with respect to a Partnership Unit, determined as of such closing date, is referred to as the “Pro Rata Portion”).  The balance of the Redemption Amount per Partnership Unit shall be determined as provided for in the definitions of Conversion Factor, Redemption Amount, Shares Amount, Cash Amount and Value.

B.                                    General Partner Assumption of Right.  (i) Notwithstanding the provisions of Section 8.6.A, a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Redemption to the General Partner, and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Partnership Units by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to purchase Partnership Units from the Redeeming Partner pursuant to this Section 8.6.B, the General Partner shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner shall exercise its right to purchase Partnership Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.6.B, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Partnership Units to the General Partner. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right. In case of any reclassification of the Shares (including, but not limited to, any reclassification upon a consolidation or merger in which the General Partner is the continuing entity) into securities other than Shares, for purposes of this Section 8.6.B, the General Partner (or its successor) may thereafter exercise its right to purchase Partnership Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of Shares for which such Units could be purchased pursuant to this Section 8.6.B immediately prior to such reclassification.

(ii)                                  In the event that the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner’s Partnership Units shall be the applicable Shares Amount.  In the event this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

C.                                    Exceptions to Exercise of Redemption Right.  Notwithstanding the provisions of Section 8.6.A and Section 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A to the extent that the delivery of Shares to such Partner on the Specified Redemption Date by the General Partner pursuant to Section 8.6.B (regardless of whether or not the General Partner would in fact exercise its rights under Section

8.6.B) would (i) be prohibited, as determined in the sole discretion of the General Partner, under the Declaration of Trust or (ii) cause the acquisition of Shares by such Partner to be “integrated” with any other distribution of Shares for purposes of complying with the Securities Act.

D.                                    No Liens on Partnership Units Delivered for Redemption.  Each Limited Partner covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens, and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens.  Each Limited Partner further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

E.                                     Additional Partnership Interests.  In the event that the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such amendments to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests).

F.                                      LTIP Unit Exception and Redemption of Common Partnership Units Issued Upon Conversion of LTIP Units.  Holders of LTIP Units shall not be entitled to the Redemption Right provided for in Section 8.6.A of this Agreement, unless and until such LTIP Units have been converted into Common Partnership Units (or any other class or series of Partnership Units entitled to such Redemption Right) in accordance with their terms. Notwithstanding the foregoing, and except as otherwise permitted by the award, plan or other agreement pursuant to which an LTIP Units was issued, the Redemption Right shall not be exercisable with respect to any Common Partnership Unit issued upon conversion of an LTIP Unit until on or after the date that is two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply if the Redemption Right is exercised by a LTIP Unit holder in connection with a transaction that falls within the definition of a “change of control” under the agreement or agreements pursuant to which the LTIP Units were issued to him or her and provided further that the one (1) year requirement set forth in the first sentence of Subsection 8.6.A(i) shall not apply with respect to Common Partnership Units issued upon conversion of LTIP Units.

Section 8.7                                    Right of Offset.

The General Partner shall have the right to offset any amounts owed to the Partnership or the General Partner by any Limited Partner pursuant to (i) any written agreement between such Limited Partner and the Partnership, the General Partner or an Affiliate of either of them pursuant to which such Limited Partner acquired Partnership Units or (ii) the provisions of Section 5.2 of this Agreement, against any amounts owed to such Limited Partner by the Partnership or the General Partner hereunder, including the right to cancel or acquire, as applicable, the Units held by such Limited Partner, based on the Cash Amount that would be payable therefor, assuming a redemption as of the date of cancellation or acquisition, as applicable.  In exercising the foregoing offset rights, the General Partner shall be required to give a Limited Partner, in the case of an offset against a distribution, five (5) days prior written notice (provided, however, that if a distribution is to be made at any time during such five day period the General Partner may retain the distribution payable to any Limited Partner to whom such a written notice has been given to the extent of the amount owed by such limited Partner pending the passage of such period and upon the passage of such period without payment of all amounts owed by the applicable Limited Partner, the General Partner shall be entitled to the right of offset described above, it being understood that if the Limited Partner pays in full the amount owed the General Partner shall promptly release the retained distribution to such Limited Partner) and, in the case of an offset against Partnership Units (through cancellation or acquisition), ten (10) days’ prior written notice, in each case of the amount owed (determined as of a date reasonably close to the date of such notice) and the proposed offset and the Limited Partner has not paid the amount owed within such period.

ARTICLE IX
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1                                    Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2                                    Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

Section 9.3                                    Reports.

A.                                    Annual Reports.  As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its shareholders, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B.                                    Quarterly Reports.  If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on which such reports are mailed, the General Partner shall cause to be mailed to each

Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner, if such statements are prepared solely on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

C.                                    Other Reports.  The Partnership shall also cause to be prepared such reports and/or information as are necessary for the General Partner to determine its qualification as a REIT and its compliance with the REIT Requirements, but only for so long as the General Partner elects to remain qualified as a REIT.

D.                                    Delivery Method.  Notwithstanding the foregoing, the General Partner may deliver to the Limited Partners each of the reports described above, as well as any other communications that it may provide hereunder, by e-mail or by any other electronic means, provided that if a report is filed with the SEC via EDGAR it shall be deemed to have been delivered to each limited partner.

ARTICLE X
TAX MATTERS

Section 10.1                             Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall furnish by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.  If required under the Code or applicable state or local income tax law, the General Partner shall also arrange for the preparation and timely filing of all returns of income, gains, deductions, losses and other items required of the Subsidiaries of the Partnership for U.S. federal income tax purposes and shall use all reasonable efforts to furnish, by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information required by the Limited Partners for U.S. federal and state income tax reporting purposes.

Section 10.2                             Tax Elections.

A.                                    Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder.  The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

B.                                    To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such

Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

Section 10.3                             Tax Matters Partner.

A.                                    General.  The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes.  Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B.                                    Powers.  The tax matters partner is authorized, but not required:

(1)                                 to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2)                                 in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3)                                 to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4)                                 to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5)                                 to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(6)                                 to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C.                                    Reimbursement.  The tax matters partner shall receive no compensation for its services.  All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4                             Organizational Expenses.

The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

Section 10.5                             Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code.  Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner.  Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner.  Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5.  In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.  Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder. Upon a Limited Partner’s complete withdrawal from the Partnership, such Limited Partner shall be required to restore funds to the Partnership to the extent that the cumulative amount of taxes withheld from or paid on behalf of, or with respect to, such Limited Partner exceeds the sum of such amounts (i) repaid to the Partnership by such Limited Partner, (ii) withheld from distributions to such Limited Partner and (iii) paid by the General Partner on behalf of such Limited Partner.

ARTICLE XI
TRANSFERS AND WITHDRAWALS

Section 11.1                             Transfer.

A.                                    Definition.  The term “transfer,” when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.  The term “transfer” when used in this Article XI does not include (i) any redemption or repurchase of Partnership Units by the Partnership from a Partner (including the General Partner), (ii) any acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6 hereof or otherwise or (iii) any distribution of Partnership Units by a Limited Partner to its beneficial owners.  No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and no part of the interest of a Limited Partner may be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B.                                    General.  No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

Section 11.2                             Transfers of Partnership Interests of General Partner.

A.                                    Except for transfers of Partnership Units to the Partnership as provided in Section 7.5 or Section 8.6 hereof, the General Partner may not transfer any of its Partnership Interest (including both its General Partnership Interest and its Limited Partnership Interest) except in connection with a transaction described in Section 11.2.B or 11.2.C below or as otherwise expressly permitted under this Agreement), nor shall the General Partner withdraw as General Partner except in connection with a transaction described in Section 11.2.B or 11.2.C below.

B.                                    Except as set forth in Section 11.2.C, the General Partner shall not withdraw from the Partnership and shall not transfer all or any portion of its Limited Partnership Interest in the Partnership (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) unless a Majority in Interest Consents to such transfer or withdrawal. Upon any transfer of the General Partner’s Partnership Interest pursuant to the Consent of a Majority in Interest and otherwise in accordance with the provisions of this Section 11.2.B, the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any transfer by the General Partner otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest, and such transfer shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners. In the event that the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or otherwise dissolves or terminates, or upon an event of Bankruptcy of the General Partner, the remaining Partners may agree in writing to continue the business of the Partnership by selecting a successor General Partner in accordance with the Act.

C.                                    The General Partner may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than the General Partnership Interest held by the General Partner, are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units.

Section 11.3                             Limited Partners’ Rights to Transfer.

A.                                    General.  Except as provided in Section 11.3.B, no Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the written consent of the General Partner, which consent may be withheld in its sole and absolute discretion; provided, however, that the General Partner may not transfer any portion of its Limited Partnership Interest without the Consent of a Majority in Interest; and provided, further, that if a Limited Partner is subject to Incapacity, such Incapacitated Limited Partner may transfer all or any portion of its Partnership Interest;

B.                                    Transfers to Affiliates.  Notwithstanding any other provision of this Article XI, a Limited Partner may transfer all or any portion of its Partnership Interest to any of its Affiliates and such transferee shall be admitted as a Substituted Limited Partner, all without obtaining the consent of the General Partner.

C.                                    Incapacitated Limited Partners.  If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership.  The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

D.                                    No Transfers Violating Securities Laws.  Without limiting the generality of Section 11.3.A hereof, the General Partner may prohibit any transfer by a Limited Partner of its Partnership Interest if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units

E.                                     No Transfers Affecting Tax Status of Partnership.  No transfer of Partnership Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6 hereof) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it could result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity or pursuant to a transaction not prohibited under Section 11.2 hereof), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to continue to qualify as a REIT or would subject the General Partner Entity or the General Partner (as applicable) to any additional taxes under Section 857 or Section 4981 of the Code, (iii) such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code), (iv) such transfer would, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to

Department of Labor Regulations Section 2510.3-101, (v) such transfer would subject the Partnership to regulation under the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA, or (vi) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or otherwise cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and the regulations promulgated thereunder.

F.                                      No Transfers to Holders of Nonrecourse Liabilities.  No pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability without the consent of the General Partner, in its sole and absolute discretion; provided, that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

G.                                    Register.  The General Partner shall keep a register for the Partnership on which the transfer, pledge or release of Partnership Units shall be shown and pursuant to which entries shall be made to effect all transfers, pledges or releases as required by the applicable sections of Article 8 of the Uniform Commercial Code, as amended, in effect in the State of Delaware. The General Partner shall (i) place proper entries in such register clearly showing each transfer and each pledge and grant of security interest and the transfer and assignment pursuant thereto, such entries to be endorsed by the General Partner, and (ii) maintain the register and make the register available for inspection by all of the Partners and their pledgees at all times during the term of this Agreement. Nothing herein shall be deemed a consent to any pledge or transfer otherwise prohibited under this Agreement

Section 11.4                             Substituted Limited Partners.

A.                                    Consent of General Partner.  No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or its place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion.  The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner. A Person shall be admitted to the Partnership as a Substituted Limited Partner only upon the aforementioned consent of the General Partner and the furnishing to the General Partner of (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner. The admission of any Person as a Substituted Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

B.                                    Rights of Substituted Limited Partner.  A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C.                                    Amendment and Restatement of Exhibit A.  Upon the admission of a Substituted Limited Partner, the General Partner shall amend and restate Exhibit A to reflect the name, address, Capital Account, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account, number of Partnership Units and Percentage Interest of the predecessor of such Substituted Limited Partner.

Section 11.5                             Assignees.

If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement.  An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss, deduction and credit of the Partnership attributable to the Partnership Interest assigned to such transferee, but shall not be deemed to be a holder of a Partnership Interest for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Interest in any matter presented to the Limited Partners for a vote (such Partnership Interest being deemed to have been voted on such matter in the same proportion as all other Partnership Interest held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Interest, such transferee shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

Section 11.6                             General Provisions.

A.                                    Withdrawal of Limited Partner.  No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article XI or pursuant to redemption of all of its Partnership Units, or the acquisition thereof by the General Partner, under Section 8.6.

B.                                    Termination of Status as Limited Partner.  Any Limited Partner who shall transfer all of its Partnership Interest in a transfer permitted pursuant to this Article XI or pursuant to redemption of all of its Partnership Units under Section 8.6 hereof shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units, or the acquisition thereof by the General Partner, under Section 8.6 shall cease to be a Limited Partner.

C.                                    Timing of Transfers.  Transfers pursuant to this Article XI may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

D.                                    Allocations.  If any Partnership Interest is transferred during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be prorated based upon the applicable method selected by the General Partner).  Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month.  All distributions attributable to such Partnership Interest with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions thereafter attributable to such Partnership Interest shall be made to the transferee Partner.

E.                                     Additional Restrictions.  In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6 hereof) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction not prohibited under Section 11.2 hereof); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction not prohibited under Section 11.2 hereof); (vi) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101; (viii) if such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code; (x) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended; (xi) if such transfer could adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the Partnership, such transfer would adversely affect the ability of the General Partner Entity or the General Partner (as applicable) to continue to qualify as a REIT or subject the General Partner Entity or the General Partner (as applicable) to any additional taxes under Section 857 or Section 4981 of the Code.

F.                                      Avoidance of “Publicly Traded Partnership” Status.  The General Partner shall (a) use commercially reasonable efforts (as determined by it in its sole discretion exercised in good faith) to monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”) and (b) take such steps as it believes are commercially reasonable and appropriate (as determined by it in its sole discretion exercised in good faith) to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met.

ARTICLE XII
ADMISSION OF PARTNERS

Section 12.1                             Admission of Successor General Partner.

A successor to all of the General Partner’s General Partnership Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer.  Any such transferee shall carry on the business of the Partnership without dissolution.  In each case, the admission shall be subject to the successor General Partner’s executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partnership Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6.D hereof.

Section 12.2                             Admission of Additional Limited Partners.

A.                                    General.  A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B.                                    General Partner’s Consent.  No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner’s sole and absolute discretion.  The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.  Regardless of the means by which any Additional Limited Partner is admitted to the Partnership, such Additional Limited Partner shall, automatically upon such admission, become subject to and bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.4 hereof.

C.                                    Allocations to Additional Limited Partners.  If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner).  Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner.  All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 12.3                             Amendment of Agreement and Certificate of Limited Partnership

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment and restatement of Exhibit A hereof)  and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE XIII
DISSOLUTION AND LIQUIDATION

Section 13.1                             Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution.  The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”) :

(i)                                     the expiration of its term as provided in Section 2.5 hereof;

(ii)                                  an event of withdrawal of the General Partner, as defined in the Act (other than an event of Bankruptcy), unless, (a) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (b) within ninety (90) days after such event of withdrawal a Majority in Interest of the remaining Partners (or such greater Percentage Interest as may be required by the Act and determined in accordance with the Act) Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

(iii)                               from and after the date of this Agreement through December 31, 2064, an election to dissolve the Partnership made by the General Partner with the Consent of a Majority in Interest;

(iv)                              on or after January 1, 2065, an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion;

(v)                                 entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

(vi)                              the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

(vii)                           a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within ninety days after of the entry of such order or judgment a Majority in Interest of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

Section 13.2                             Winding Up.

A.                                    General.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners.  No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs.  The General Partner (or, in the event there is no remaining General Partner, any Person elected by a Majority in Interest of the Limited Partners (the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

(1)                                 First, in satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2)                                 Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner

(3)                                 Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(4)                                 The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

B.                                    Deferred Liquidation.  Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.  Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time.  The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C.                                    Deferred Liquidation.  In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be:

(1)                                 distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2)                                 withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2.A as soon as practicable.

Section 13.3                             Compliance with Timing Requirements of Regulations.

Subject to Section 13.4 below, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If any Partner has a deficit balance in his or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 13.4                             Deemed Distribution and Recontribution.

Notwithstanding any other provision of this Article XIII, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up.  Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have contributed all Partnership property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 13.5                             Rights of Limited Partners.

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6                             Notice of Dissolution.

In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the General Partner).

Section 13.7                             Termination of Partnership and Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and liquidation of its assets, as provided in Section 13.2 hereof, the Partnership shall be terminated by filing a certificate of cancellation with the Secretary of State of the State of Delaware, canceling all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and taking such other actions as may be necessary to terminate the Partnership.

Section 13.8                             Reasonable Time for Winding Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.9                             Waiver of Partition.

Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10                      Liability of Liquidator.

The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7 hereof.

ARTICLE XIV
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1                             Amendments.

A.                                    General.  Amendments to this Agreement may be proposed only by the General Partner.  Following such proposal (except an amendment pursuant to Section 14.1.B below), the General Partner shall submit any proposed amendment to the Limited Partners and shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as otherwise provided in this Agreement, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of a Majority in Interest.

B.                                    Amendments Not Requiring Limited Partner Approval.  Subject to Section 14.1.C and 14.1.D, the General Partner shall have the power, without the Consent of the Limited Partners, to amend this Agreement as may be required to reflect any changes to this Agreement that the General Partner deems necessary or appropriate in its sole discretion.  Without limitation, the General Partner shall have the power, without the Consent of the Limited

Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i)                                     to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii)                                  to reflect the issuance of additional Partnership Units or the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(iii)                               to set forth or amend the designations, rights (including redemption rights that differ from those specified in Section 8.6), powers, duties, and preferences of Partnership Units issued pursuant to Section 4.2.A hereof;

(iv)                              to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(v)                                 to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS;

(vi)                              to modify the manner in which Capital Accounts are computed;

(vii)                           to include provisions in this Agreement that may be referenced in any rulings, regulations, notices, announcements, or other guidance regarding the federal income tax treatment of compensatory partnership interests issued and made effective after the date hereof or in connection with any elections that the General Partner determines to be necessary or advisable in respect of any such guidance. Any such amendment may include, without limitation, (a) a provision authorizing or directing the General Partner to make any election under the such guidance, (b) a covenant by the Partnership and all of the Partners to agree to comply with the such guidance, (c) an amendment to the capital account maintenance provisions and the allocation provisions contained in this Agreement so that such provisions comply with (I) the provisions of the Code and the Regulations as they apply to the issuance of compensatory partnership interests and (II) the requirements of such guidance and any election made by the General Partner with respect thereto, including, a provision requiring “forfeiture allocations” as appropriate. Any such amendments to this Agreement shall be binding upon all Partners; and

(viii)                        to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall notify the Limited Partners when any action under this Section 14.1.B is taken.

C.                                    Amendments Requiring Certain Limited Partner Approval.  Notwithstanding Sections 14.1.A and 14.1.B hereof, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a General Partnership Interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) alter rights of such Partner to receive distributions pursuant to Article V or Article XIII, or the allocations specified in Article VI (except as permitted pursuant to Section 4.2, Section 5.5, Section 6.2 and Section 14.1.B(iii) hereof) in a manner adverse to such Partner; (iv) alter or modify the Redemption Right and Shares Amount as set forth in Section 8.6, and the related definitions, in a manner adverse to such Partner (except as permitted in Section 8.6.E); (v) cause the termination of the Partnership prior to the time set forth in Section 2.5 or 13.1; or (vi) amend this Section 14.1.C; provided, however, that the Consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Any amendment consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such Consent by any other Partner. For the avoidance of doubt, any amendment that would require the Consent of Partners adversely affected pursuant to this Section 14.1.C shall be effective with respect to all Partners who are not adversely affected thereby without the Consent of such Partners.

D.                                    Other Amendments Requiring Limited Partner Approval.  Notwithstanding Section 14.1.A or Section 14.1.B hereof, the General Partner shall not amend Sections 4.2.A, 7.5, 7.6, 11.2 or 14.2 without the Consent of a Majority in Interest.

E.                                     Amendment and Restatement of Exhibit A Not An Amendment.  Notwithstanding anything in this Article XIV or elsewhere in this Agreement to the contrary, any amendment and restatement of Exhibit A hereof by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement, whether pursuant to Section 7.1.A(20) hereof or otherwise, shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as necessary by the General Partner without the Consent of the Limited Partners.

F.                                      Amendment by Merger.  In the event that the Partnership participates in any merger (including a triangular merger), consolidation or combination with another entity in a transaction not otherwise prohibited by this Agreement and as a result of such merger, consolidation or combination this Agreement is to be amended (or a new agreement for a limited partnership or limited liability company, as applicable, is to be adopted for the surviving entity) and any of the Limited Partners will hold equity interests in the continuing or surviving entity, then any such amendments to this Agreement (or changes from this Agreement reflected in the new agreement for the surviving entity) that would have required the consents provided in Section 14.1.C and 14.1.D shall require such consents.

Section 14.2                             Meetings of the Partners.

A.                                    General.  Meetings of the Partners may be called only by the General Partner.  The call shall state the nature of the business to be transacted.  Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting; provided that a Partner’s attendance at any meeting of Partners shall be deemed a waiver of the foregoing notice requirement with respect to such Partner.  Partners may vote in person or by proxy at such meeting.  Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.A above.  Except as otherwise expressly provided in this Agreement, the Consent of holders of a Majority in Interest shall control.

B.                                    Actions Without a Meeting.  Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement).  Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a Majority in Interest (or such other percentage as is expressly required by this Agreement).  Such consent shall be filed with the General Partner.  An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C.                                    Proxy.  Each Limited Partner may authorize any Person or Persons to act for such Limited Partner by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Limited Partner or his or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executive such proxy.

D.                                    Conduct of Meeting.  Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the General Partner and may be held at the same time, and as part of, meetings of the shareholders of the General Partner.

ARTICLE XV
GENERAL PROVISIONS

Section 15.1                             Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Partner or Assignee at the address set forth in Exhibit A or such other address of which such Partner or Assignee shall notify the General Partner in writing.  Notwithstanding the foregoing, the General Partner may elect to deliver any such notice, demand, request or report by e-mail or by any other electronic means, in which case such communication shall be deemed given or made one day after being sent.

Section 15.2                             Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only.  They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.  Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3                             Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4                             Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5                             Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6                             Creditors; Other Third Parties.

Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership or other third party having dealings with the Partnership, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns.

Section 15.7                             Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8                             Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing his or its signature hereto.

Section 15.9                             Applicable Law.

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 15.10                      Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11                      Entire Agreement.

This Agreement and all Exhibits attached hereto (which Exhibits are incorporated herein by reference as if fully set forth herein) contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written or oral understandings or agreements among them with respect thereto.

Section 15.12                      No Rights as Shareholders.

Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner Entity or the General Partner (if different), including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner Entity or the General Partner (if different) or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of directors of the General Partner Entity or the General Partner (if different) or any other matter.

Section 15.13                      Limitation to Preserve REIT Status.

To the extent that any amount paid or credited to the General Partner or its officers, directors, employees or agents pursuant to Section 7.4 or Section 7.7 hereof would constitute gross income to the General Partner Entity or the General Partner (if it is to be qualified as a REIT) for purposes of Section 856(c)(2) or 856(c)(3) of the Code (a “General Partner Payment”) then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payments for any fiscal year shall not exceed the lesser of:

(i)                                     an amount equal to the excess, if any, of (a) 5% of the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) total gross income (but not including the amount of any General Partner Payments) for the fiscal year over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner Entity or the General Partner (if it is to be qualified as a REIT) from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

(ii)                                  an amount equal to the excess, if any of (a) 25% of the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) total gross income (but not including the amount of any General Partner Payments) for the fiscal year over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner Entity or the General Partner (if it is to be qualified as a REIT) from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments);

provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner Entity or the General Partner (if it is to be qualified as a REIT), as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner Entity’s or the General Partner’s (if it is to be qualified as a REIT) ability to qualify as a REIT.  To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided, further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

IN WITNESS WHEREOF, the General Partner has executed this Agreement as of the date first written above.

URBAN EDGE PROPERTIES

By:
	Name:	[•]
	Title:	[•]